Exhibit 13 (q)



                            PURCHASE AGREEMENT

                  The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Boston Partners Asset Management, L.P. ("BPAM"), intending to be legally bound, hereby agree with each other as follows:

                  1. The Fund hereby offers BPAM and BPAM hereby purchases $1,000 worth of shares of each of Classes DDD and EEE
Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share equivalent to the net asset value per share of the Shares of the Fund as determined on __________, 1998.

                  2. The Fund hereby acknowledges receipt from BPAM of funds in the amount of $2,000 in full payment for the Shares.

                  3. BPAM represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of ________, 1998.


                                    THE RBB FUND, INC.


                                    By:___________________________________
                                    President and Treasurer


                                    BOSTON PARTNERS ASSET MANAGEMENT, L.P.


                                    By:___________________________________
                                    Treasurer